SHEP TECHNOLOGIES INC.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

(Unaudited, Prepared by Management)

SEPTEMBER 30, 2004

_________________________________________________________________________________________________________________________________

NOTICE TO READER

Our auditors, Davidson & Company Chartered Accountants, have not reviewed these unaudited consolidated financial statements for the third financial quarter ended September 30, 2004. They have been prepared by SHEP Technologies Inc.'s management in conformity with accounting principles generally accepted in the United States, consistent with previous quarters and years. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003.

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SHEP TECHNOLOGIES INC.
(A Development Stage Company)
Consolidated Balance Sheets

(Expressed in United States Dollars)
As at September 30, 2004
(Unaudited, Prepared by Management)
	September 30, 2004 (Unaudited)	December 31, 2003

ASSETS

Current
Cash and cash equivalents	$ 10,422	$ 60,246
Other amounts receivable, net of allowance of $Nil (2003 - $Nil)	52,365	30,820
Inventory	81,365	101,897
Prepaid expenses	331	110,800

Total current assets	144,483	303,763

Funds held in trust	-	151,122
Equipment (note 4)	40,571	60,696

Total assets	$ 185,054	$ 515,581

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
Accounts payable and accrued liabilities	$ 875,863	$ 742,963
Accounts payable and accrued liabilities - related parties (note 7, 8)	764,346	111,048
Loans payable (note 5)	235,000	100,000

Total current liabilities	1,875,209	954,011

Stockholders' equity (deficiency)
Capital stock (note 6)
Authorized
100,000,000 common shares, without par value
Issued
2 26,255,571 common shares (2003 - 24,768,956)	26,256	24,769
Additional paid-in capital	5,482,508	4,735,828
Cumulative translation adjustment	(5,479)	(44,682)
Deficit accumulated during the development stage	(7,193,440)	(5,154,345)

Total stockholders' deficiency	(1,690,155)	(438,430)

Total liabilities and stockholders' deficiency	$ 185,054	$ 515,581
On behalf of the Board: "Malcolm P. Burke", Director	"Tracy A. Moore", Director

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in United States Dollars)
For the Period Ended September 30, 2004
(Unaudited, Prepared by Management)

	Cumulative From Inception on January 6, 2000 to September 30, 2004	Three Months Ended		Nine Months Ended
		September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Sales	$ 405,517	$ -	$ -	$ -	$ -

Cost of goods sold	185,093	-	-	-	-

Gross profit	220,424	-	-	-	-

Expenses
Research and development	1,729,689	-	280,316	682,611	400,609
Research and development - related parties (note 7)	326,505	118,350	-	160,726	-
Selling, general and administrative - (note 9)	2,784,661	127,582	296,906	630,773	795,877
Selling, general & administrative - related parties (notes 7, 9)	2,260,995	126,789	179,830	424,349	1,077,109
Depreciation	102,755	6,841	109,421	23,097	144,158
Intangible impairment loss	87,124	-	-	-	-

	7,291,729	379,562	866,473	1,921,556	2,417,753

Loss from operations	(7,071,305)	(379,562)	(866,473)	(1,921,556)	(2,417,753)
Other income (expense)
Gain on wind-up of subsidiary	1,472	-	-	1,472	-
Interest income	4,878	-	2	1,772	211
Interest expense	(128,485)	(1,953)	(2,000)	(120,783)	(5,850)

	(122,135)	(1,953)	(1,998)	(117,539)	(5,639)
Loss for the period	(7,193,440)	(381,515)	(868,471)	(2,039,095)	(2,423,392)
Other comprehensive income (loss)
Foreign currency translation adjustment	(5,479)	3,335	(24,036)	39,203	1,244

Comprehensive loss for the period	$ (7,198,919)	$ (378,180)	$ (892,507)	$ (1,999,892)	$ 2,422,148)

Basic and diluted loss per share		$ (0.01)	$ (0.04)	$ (0.08)	$ (0.11)

Weighted average number of shares of common stock outstanding		26,255,571	24,351,899	25,682,747	22,948,518

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)
	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount
Balance, January 6, 2000 (date of inception)	-	$ -	$ -	$ -	$ -	$ -

Common stock issued in January 2000 for cash at $0.1309 per share	4,000,000	4,000	519,532	-	-	523,532

Loss for the period	-	-	-	-	(323,760)	(323,760)

Balance, December 31, 2000	4,000,000	4,000	519,532	-	(323,760)	199,772

Cumulative translation adjustment	-	-	-	(5,618)	-	(5,618)

Loss for the year	-	-	-	-	(413,349)	(413,349)

Balance, December 31, 2001	4,000,000	4,000	519,532	(5,618)	(737,109)	(219,195)

Assumption of liabilities on acquisition of subsidiary	-	-	(325,267)	-	-	(325,267)

Forgiveness of debt	-	-	166,177	-	-	166,177

Common stock issued in August 2002 for settlement of debts at $0.0764 per share	6,600,000	6,600	497,691	-	-	504,291

Common stock issued in September 2002 on recapitalization	9,747,948	9,748	(131,983)	-	-	(122,235)

Common stock issued in October 2002 at a price of $0.75 per share	1,289,332	1,289	965,711	-	-	967,000

Issuance of stock options for consulting fees	-	-	86,000	-	-	86,000

Cumulative translation adjustment	-	-	-	(28,125)	-	(28,125)

Loss for the year	-	-	-	-	(1,125,506)	(1,125,506)

Balance, December 31, 2002	21,637,280	$ 21,637	$ 1,777,861	$ (33,743)	$ (1,862,615)	$ (96,860)

- Continued -

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)
	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount
Balance, December 31, 2002	21,637,280	$ 21,637	$ 1,777,861	$ (33,743)	$ (1,862,615)	$ (96,860)

Common stock issued in February 2003 for cash at $0.75 per share	245,667	246	170,187	-	-	170,433

Common stock issued in April 2003 for cash at $0.85 per share	588,235	588	434,412	-	-	435,000

Common stock issued in May 2003 for cash at $0.57 per share	438,597	439	217,061	-	-	217,500

Common stock issued in June 2003 as consideration for consulting services at $0.69 per share	50,000	50	34,450	-	-	34,500

Common stock issued in June 2003 for cash at $0.57 per share	614,036	614	304,386	-	-	305,000

Common stock issued in June 2003 on the exercise of warrants at $1.25 per share	133,333	133	166,533	-	-	166,666

Cashless exercise of stock options in June 2003	227,193	227	647,273	-	-	647,500

Common stock issued in July 2003 for cash at $1.30 per share	384,615	385	437,115	-	-	437,500

Common stock issued in September 2003 for cash at $1.00 per share	400,000	400	354,600	-	-	355,000

Common stock issued in December 2003 for settlement of debt at $0.60 per share	50,000	50	29,950	-	-	30,000

Issuance of stock options for consulting fees	-	-	162,000	-	-	162,000

Cumulative translation adjustment	-	-	-	(10,939)	-	(10,939)

Loss for the year	-	-	-	-	(3,291,730)	(3,291,730)

Balance, December 31, 2003	24,768,956	$ 24,769	$ 4,735,828	$ (44,682)	$ (5,154,345)	$ (438,430)

- Continued -

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)

	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount
Balance, December 31, 2003	24,768,956	$ 24,769	$ 4,735,828	$ (44,682)	$ (5,154,345)	$ (438,430)

Issuance of 500,000 financing warrants in February 2004	-	-	142,000	-	-	142,000

Issuance of 100,000 finder's fee warrants in February 2004	-	-	39,800	-	-	39,800

Value attributable to the conversion feature of a convertible debenture issued in February 2004	-	-	164,000	-	-	164,000

Issuance of common stock on conversion of the convertible debenture in March 2004 at $0.41 per share	1,221,615	1,222	202,895	-	-	204,117

Issuance of stock options for consulting fees	-	-	132,000	-	-	132,000

Common stock issued in June 2004 for settlement of debt at $0.25 per share	240,000	240	59,760	-	-	60,000

Common stock issued in June 2004 for legal services at $0.25 per share	25,000	25	6,225	-	-	6,250

Cumulative translation adjustment	-	-	-	39,203	-	39,203

Loss for the period	-	-	-	-	(2,039,095)	(2,039,095)

Balance, September 30, 2004	26,255,571	$ 26,256	$ 5,482,508	$ (5,479)	$ (7,193,440)	$ (1,690,155)

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows

(Expressed in United States Dollars)
For the Period Ended September 30, 2004
(Unaudited, Prepared by Management)

	Cumulative From Inception on January 6, 2000	Three Months Ended,		Nine Months Ended,
	To September 30, 2004	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (7,193,440)	$ (381,515)	$ (868,471)	$ (2,039,095)	$ (2,423,392)
Adjustment to reconcile loss to net cash used in operating activities:
Depreciation	102,755	6,841	109,421	23,097	144,158
Gain on wind-up of subsidiary	(1,943)	-	-	(1,943)	-
Intangible impairment loss	87,124	-	-	-	-
Inventory valuation adjustment	85,383	-	-	-	-
Cashless exercise of stock options	647,500	-	-	-	-
Consulting fees paid by issuance of stock options	380,000	-	-	132,000	-
Expenses paid by issuance of common stock	40,750	-	-	6,250	-
Interest paid by issuance of common stock	114,917	-	-	114,917	-
Stock-based compensation	-	-	80,000	-	794,000
Changes in non-cash working capital items:
Increase in GST and VAT recoverable	-	-	(16,059)	-	(16,407)
(Increase) decrease in other amounts receivables	(49,997)	(19,088)	-	(21,617)	-
Decrease (increase) in inventory	(149,598)	-	(93)	22,042	13,247
Decrease (increase) in prepaid expenses	8,144	5,188	(43,852)	113,085	(51,836)
Increase (decrease) in accounts payable and accrued liabilities	1,508,639	350,882	181,573	852,886	114,729
Net cash used in operating activities	(4,419,766)	(37,692)	(557,481)	(798,378)	(1,425,501)
CASH FLOWS FROM INVESTING ACTIVITIES
Funds held in trust	-	-	(141,636)	151,122	(141,636)
Acquisition of capital assets	(122,954)	-	-	(1,927)	-
Acquisition of patents and designs	(80,321)	-	-	-	-

Net cash used in investing activities	(203,275)	-	(141,636)	149,195	(141,636)
CASH FLOWS FROM FINANCING ACTIVITIES
Capital stock issued for cash	2,660,631	-	792,500	-	2,098,416
Net proceeds on issuance of debt	435,000	-	-	435,000	-
Cash acquired on recapitalization and acquisitions	-	-	-		-
Advances received from the Company prior to recapitalization	452,439	-	-	-	-
Loans payable	235,000	-	-	135,000	-
Amounts received from related parties	494,900	-	-	-	-
Cash acquired on recapitalization and acquisition	382,586	-
Net cash provided by financing activities	4,660,556	-	792,500	570,000	2,098,416

Effect of exchange rate changes on cash	(27,093)	(226)	(27,992)	29,370	(270)

Change in cash and cash equivalents for the period	10,422	(37,918)	65,391	(49,824)	571,549
Cash and equivalents, beginning of period	-	48,340	510,411	60,246	4,253

Cash and cash equivalents, end of period	$ 10,422	$ 10,422	$ 575,802	$ 10,422	$ 575,802
Cash paid during the period for:
Interest expense	$ -	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -	$ -

Supplemental disclosure with respect to cash flows (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

_________________________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)
For the Period Ended September 30, 2004
(Unaudited, Prepared by Management)

1. Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all information and footnote disclosures required for an annual set of financial statements under accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at September 30, 2004 and for all periods presented, have been included. Interim results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

The unaudited consolidated balance sheets, statements of operations and statements of cash flows include the accounts of the Company and its direct and indirect wholly-owned subsidiaries: SHEP Limited, an Isle of Man corporation; SHEP Technology, Inc., a Maine corporation; SHEP Technologies (UK) Limited, an England and Wales corporation; and SHEP Technologies, Inc., a Delaware corporation. These financial statements have been prepared in conformity with United States generally accepted accounting principles for interim financial information. The accounting principles used in these financial statements are those used in the preparation of the Company's audited financial statements for the year ended December 31, 2003.

These financial statements should be read in conjunction with the audited annual financial statements and related notes, as included in the Company's annual report for the fiscal year ended December 31, 2003. These consolidated financial statements also comply, in all material respects, with Canadian generally accepted accounting principles with respect to recognition, measurement and presentation.

Comparative figures have been reclassified where applicable to conform with the presentation used in the current period.

2. Going Concern

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have been primarily funded by the issuance of capital stock and debt. Continued operations of the Company are dependent on the Company's ability to complete additional equity and debt financings. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

_________________________________________________________________________________________________________________________________

	September 30, 2004	December 31, 2003

Deficit accumulated during the development stage	$(7,193,440)	$(5,154,345)
Working capital (deficiency)	(1,730,726)	(650,248)

3. Stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.

The Company has chosen to account for stock-based compensation for employees, directors and officers using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, compensation cost for relevant stock options issued in the period is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and the consensus in Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".

The following table illustrates the effect on loss and loss per common share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for employee, directors and officers.

	From Inception on January 6, 2000 to	Three Months Ended September 30		Nine Months Ended September 30
	September 30, 2004	2004	2003	2004	2003

Loss, as reported	$ (7,193,440)	$ (381,515)	$ (868,471)	$ (2,039,095)	$ (2,423,392)
Add:
Total stock-based employee compensation expense included in loss, as reported determined under APB 25, net of related tax effects	-	-	80,000	-	759,500
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(932,000)	(10,000)	(45,000)	(58,000)	(60,000)

Pro-forma loss	$ (8,125,440)	$ (391,515)	$ (833,471)	$ (2,097,095)	$ (1,723,892)

Loss per common share, basic and diluted		$ (0.01)	$ (0.04)	$ (0.08)	$ (0.11)

Pro forma loss per common share, basic and diluted		$ (0.01)	$ (0.04)	$ (0.08)	$ (0.11)

4. Equipment
		September 30, 2004			December 31, 2003
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Plant and equipment	$ 146,653	$ 106,082	$ 40,571	$ 147,887	$ 87,191	$ 60,696

5. Loans Payable
	September 30, 2004	December 31, 2003
Loan bearing interest at 8% per year, unsecured and due on the earlier of January 31, 2004 or on the date the Company received debt or equity financing of at least $1,000,000.	$ 60,000	$ 60,000
Loan for which the lender has not executed final documents. The Company has accrued interest based on a draft loan agreement that provides for terms that are the same as for the $60,000 loan.	40,000	40,000
Amounts received by the Company that are expected to be converted to equity. The amounts do not bear interest and have no specific terms of repayment.	135,000	-
	$ 235,000	$ 100,000

6. Capital Stock

Common stock

The common stock of the Company is all of the same class, is voting and entitles stockholders to receive dividends. In the event of liquidation, dissolution or winding up, the common stockholders are entitled to receive equal distributions of net assets or any dividends that may be declared.

In February 2004, the Company completed a convertible debenture financing and received gross proceeds of $500,000. The convertible debenture bore interest at 6% per year and could be converted to the Company's common stock at a 25% discount to market price, with a minimum conversion price of $0.30 per share of common stock and a maximum conversion price of $1.00 per share of common stock. As part of this financing, the Company also issued warrants to purchase 500,000 shares of common stock at $1.00 per share on or before February 12, 2006. The Company incurred $65,000 in share issuance costs associated with the offering and issued warrants to purchase 100,000 shares of common stock at $1.00 per share on or before February 12, 2006 as a finder's fee. The value of the 100,000 finder's fee warrants, calculated using the Black-Scholes method, was $39,800; the value of the 500,000 financing warrants, calculated using the Black-Scholes method, was $142,000; and the value associated with the beneficial conversion feature was $164,000. The aggregate cost associated with the financing was $410,800.

On March 29, 2004, the holder of the debenture elected to convert the debenture, resulting in the issuance of 1,212,121 shares of common stock and an interest charge of $3,917 which was paid through the issuance of a further 9,494 shares of common stock. Of the $410,800 in total financing cost, $111,000 was allocated to interest expense and the balance applied to accumulated paid-in capital as a stock issuance cost.

On June 30, 2004, the Company issued 240,000 shares of stock at $0.25 per share and warrants to purchase up to 240,000 shares of common stock at a price of $0.50 per share on or before June 30, 2006. The stock and warrants were issued to settle $60,000 of accounts payable to companies owned by certain directors and officers of the Company.

On June 30, 2004, the Company issued 25,000 shares of stock at $0.25 per share in respect of legal services.

As discussed below, the Company entered into a letter of intent to acquire Marshalsea Hydraulics Ltd., a company in which two officers (one of which is also a director) own an interest. The letter of intent, as amended, could have resulted in the issuance of 500,000 shares of common stock to the shareholders of Marshalsea Hydraulics Ltd. as a deposit against the purchase of that company. The conditions precedent for the issuance of the shares were not met and the stock was not issued.

Warrants

A summary of share purchase warrant activity during nine months ended September 30, 2004 and 2003 follows:
	2004		2003
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, beginning of the period	1,846,907	$ 1.28	511,333	$ 1.25
Issued	840,000	0.86	943,269	1.25
Exercised	-	-	-	-
Expired	(1,320,590)	1.29	-	-
Warrants outstanding, end of the period	1,366,317	$ 1.01	1,454,602	$ 1.25

A summary of share purchase warrants outstanding at September 30, 2004 follows:

Exercise Price	Number Outstanding	Expiration Date
$1.25	219,299	May 23, 2005
$1.25	307,018	June 11, 2005
$1.00	600,000	February 12, 2006
$0.50	240,000	June 30, 2006
	1,366,317

Stock Options

On October 8, 2002, the Company adopted a stock incentive plan (the "2002 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held November 22, 2002, the Company's shareholders approved the 2002 Stock Plan which provides for the issuance of up to 2,200,000 options of common stock with the maximum term of ten years. At the Company's annual general meeting held June 29, 2004, the Company's shareholders approved an increase of the total authorization under the 2002 Stock Plan from 2,200,000 to 5,000,000 shares. The board of directors has the exclusive power over the granting of options and their vesting provisions.

As of September 30, 2004, the Company had granted 1,975,000 options to employees, directors, officers and consultants of which 1,075,000 are still outstanding. The options have six-year terms and vest in varying amounts at the discretion of the board of directors. After taking account of the proposed increase in the total authorization under the 2002 Stock Plan, the directors may award rights that could result in the issuance of a further 3,575,000 shares of capital stock. The fair value of options granted to consultants and non-directors of the Company recognized during the three and nine months ended September 30, 2004 was $nil and $132,000 respectively, which amounts have been recorded as consulting fees in the period.

On June 24, 2003, an officer and director of the Company exercised his 350,000 vested stock options in a cashless exercise. The stock was trading at a price of $2.85 per share, and his exercise price was $1.00 per share, resulting in an issuance of 227,193 shares and stock-based compensation expense of $647,500.

A summary of the 2002 Stock Plan activity during the nine months ended September 30, 2004, with comparative figures for 2003, is as follows:
	2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Options outstanding at January 1	1,525,000	1.00	1,000,000	$ 1.00
Granted	100,000	0.75	875,000	1.00
Exercised	-		(350,000)	1.00
Forfeited	(550,000)	1.00	-	-

Options outstanding at September 30	1,075,000	0.98	1,525,000	$ 1.00

Options exercisable at September 30	1,075,000	0.98	816,666	$ 1.00

A summary of stock options outstanding at September 30, 2004 is as follows:
	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.75	100,000	5.4 years	$ 0.75	100,000	$ 0.75
$1.00	975,000	4.4 years	$ 1.00	975,000	$ 1.00

The Company uses the Black-Scholes option-pricing model to compute estimated fair value. The assumptions employed to quantify the fair value of options granted in the current fiscal year are:
Risk-free interest rate	4.9%
Dividend yield rate	- %
Price volatility	116%
Weighted average expected life of options	6 years

7. Related Party Transactions

The Company's consolidated results of operations include paid or accrued expenses, to companies with which related parties have an interest, as summarized below:
For the nine months ended September 30, 2004:
	Fees	Material Purchases	Rent	Total
Balco Holdings Inc.	$ 31,530	$ -	$ -	$ 31,530
Bravo Alpha Enterprises	339	-		339
Marshalsea Hydraulics Ltd.	156,194	160,726	-	316,920
MCSI Consulting Services Inc.	133,565	-	-	133,565
Primary Ventures Corp.	83,000	-	19,721	102,721
Total	$ 404,628	$ 160,726	$ 19,721	$ 585,075
For the nine months ended September 30, 2003:
	Fees	Rent	Total
Balco Holdings Inc.	$ 25,450	$ -	$ 25,450
Ifield Technologies	104,550	-	104,550
Marshalsea Hydraulics Ltd.	67,500	-	67,500
MCSI Consulting Services Inc.	136,088	-	136,088
Primary Ventures Corp.	51,750	22,535	74,285
SOPO Investments	22,500	-	22,500
Total	$ 407,838	$ 22,535	$ 430,373

Fees include management and consulting fees.

In May 2004, the Company signed a letter of intent to acquire the issued shares of Marshalsea Hydraulics Ltd. for cash consideration of GBP1,300,000 (approximately $2,400,000). The terms of the purchase were amended but, on October 15, 2004, the letter of intent lapsed. There are no plans to recommence purchase discussions.

In June 2004, the Company settled certain amounts due to companies owned by certain directors and shareholders of the Company, as described in note 6.

Except for the proposed purchase of Marshalsea Hydraulics Ltd., these transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

  Balco Holdings Inc. and Bravo Alpha Enterprises are management services companies owned by a former director of the Company.

  Ifield Technologies is an engineering services company owned by a director of the Company.

  Marshalsea Hydraulics Ltd. is a pump manufacturing company in which two officers of the Company (one of which is also a director) hold an equity interest.

  MCSI Consulting Services Inc. is a corporate finance consulting company owned by a director and an officer of the Company.

  Primary Ventures Corp. and SOPO Investments are companies owned by an individual who is a director and officer of the Company.

8. Accounts payable - related parties, as at September 30, 2004:
	September 30, 2004	December 31, 2003

Balco Holdings Inc.	$ 30,423	$ 3,799
Bravo Alpha Enterprises	353	-
Ifield Technology Ltd.	102,012	34,788
Marshalsea Hydraulics Ltd.	437,422	64,140
MCSI Consulting Services Inc.	114,939	17,925
Primary Ventures Corp.	79,197	3,098

	$ 764,346	$ 123,750

9. Selling, General and Administrative Expenses
	Cumulative Amounts From Inception on January 6, 2000 to September 30,	Three Months Ended September 30		Nine Months Ended September 30
	2004	2004	2003	2004	2003

Advertising and promotion	$ 52,164	$ 225	$ 2,393	$ 962	$ 17,241
Business development	110,227	15,000	40,047	50,000	40,047
Contractor and consulting fees	626,860	5,496	7,219	184,800	112,972
Exchange loss (gain)	64,722	8,154	-	32,035	-
Listing, filing and transfer agent fees	27,640	3,131	-	10,381	-
Inventory write-down	85,383	-	-	-	-
Investor relations	431,645	41,579	24,360	88,807	139,873
Management fees	1,356,370	114,530	140,023	374,321	345,139
Office and general	273,718	18,422	(6,704)	72,967	66,034
Professional fees	516,031	21,088	133,579	110,764	231,217
Rent	84,514	5,852	5,773	17,024	18,408
Salaries and benefits	402,832	17,223	25,778	82,689	74,128
Stock based compensation	647,500	-	80,000	-	759,500
Travel and related	366,050	3,671	24,268	30,372	68,427

Total selling, general and administrative expenses	$ 5,045,656	$ 254,371	$ 476,736	$1,055,122	$1,872,986

Financial Statement Presentation:
	Cumulative Amounts From Inception on January 6, 2000	Three Months Ended		Nine Months Ended
	To September 30, 2004	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Incurred with non-related parties	$ 2,784,661	$ 127,582	$ 296,906	$ 630,773	$ 795,877
Incurred with related parties	2,260,995	126,789	179,830	424,349	1,077,109

Total selling, general and administrative expenses	$ 5,045,656	$ 254,371	$ 476,736	$1,055,122	$ 1,872,986

10. Segment Information

The Company operates in one business segment being the development of stored hydraulic energy propulsion technology. The Company's operations are conducted in three geographic segments being the United Kingdom ("UK"), the United States of America ("USA") and Canada. The Company did not generate any sales in the nine months ended September 2004 or in the comparative period.
	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Depreciation
Canada	$ 173	$ -	$ 748	$ -
UK	6,668	109,171	19,757	143,408
USA	-	250	2,592	750

	$ 6,841	$ 109,421	$ 23,097	$ 144,158

Income (loss)
Canada	$ (167,989)	$ (287,263)	$ (851,348)	$(1,407,183)
UK	(211,938)	(513,254)	(1,176,771)	(921,391)
USA	(1,588)	(67,954)	(10,976)	(94,818)

	$ (381,515)	$ (868,471)	$(2,039,095)	$(2,423,392)

			September 30, 2004	December 31, 2003
Total assets
Canada			$ 25,443	$ 45,853
UK			166,782	467,130
USA			329	2,598

			$ 192,554	$ 515,581

11. Supplemental Disclosure With Respect to Cash Flows

Significant non-cash transactions for the period ended September 30, 2004 consisted of:

    The Company issued warrants to purchase 500,000 shares of common stock in conjunction with a convertible debenture. The estimated value of these warrants was $142,000.

    The Company issued warrants to purchase 100,000 shares of common stock as a finder's fee. The estimated value of these warrants was $39,800.

    The Company issued a convertible debenture that included a provision to convert to common stock at a discount to the prevailing trading price at the time of conversion. The estimated value of this conversion feature was $164,000.

    In June, 2004, the Company settled $60,000 of accounts payable through the issuance of 240,000 shares of common stock at a price of $0.25 per share and warrants to purchase 240,000 shares of capital stock at $0.50 per share.

Significant non-cash transactions for the period ended September 30, 2003 consisted of:

    In June 2003, the Company issued 50,000 shares of common stock as compensation to a consultant in consideration for services rendered at a price of $0.69 per shares, for a total of $34,500 in consulting expenses.

    In June 2003, an officer and director of the Company exercised 350,000 vested stock options in a cashless exercise. The stock was trading at a price of $2.85 per shares, and his exercise price was $1.00 per shares, resulting in the issuance of 227,192 shares and stock-based compensation expense of $647,500.